EXHIBIT 99.1
Trico Marine Services Announces New Senior Vice President of Business Development

HOUSTON, July 6, 2006 /Marketwire/ -- Trico Marine Services, Inc. (NASDAQ: TRMA - News) announces the appointment of Robert V. O’Connor as Senior Vice President of Business and Strategic Development.

Prior to joining Trico, O’Connor spent in excess of 20 years in the marine transportation business in commercial, technical, and financial roles with domestic and international companies. Most recently, he spent the past five years with The CIT Group, Inc., a leading commercial and consumer finance company, as Vice President of financial sales, lending to middle market marine transportation and energy companies. Prior to his tenure with CIT, he was marketing manager of Koch Chemical company where he was responsible for the marketing and trading of global bulk aromatic chemicals. He holds an undergraduate degree from State University of New York Maritime College, an MBA from Wichita State University, and an unlimited tonnage USCG master mariners license.

“We are delighted to welcome Bob to the Trico management team,” commented Trico’s President and Chief Executive Officer, Trevor Turbidy. “He will play an integral role in implementing our strategic plan for Trico and determine new avenues for growth. We look forward to his contributions to Trico and believe that he will help us deliver increased shareholder value going forward.”

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico and Brazil. The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Trico has its principal office in Houston, Texas.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Contact info:
Geoff Jones
VP & Chief Financial Officer
(713) 780-9926